Exhibit 5.1

Barristers & Solicitors

January 30, 2015

Canadian Solar Inc.
199 Lushan Road
Suzhou New District
Suzhou, Jiangsu 215129
People’s Republic of China

Dear Sirs:

Re:          Canadian Solar Inc. (the “Company”)

We have acted as legal counsel in Canada to the Company, a corporation formed under the federal corporate laws of Canada, in connection with a registration statement on Form S-8 (the “Registration Statement”) dated January 30, 2015 to be filed with the U.S. Securities and Exchange Commission (the “Commission”) relating to the registration under the U.S. Securities Act of 1933, as amended, (the “Securities Act”) of an amount of common shares in the capital of the Company (the “Common Shares”) for issuance pursuant to the amended and restated share incentive plan of the Company (the “Plan”).

Share Incentive Plan

As Canadian counsel to the Company, we have examined the corporate authorisations of the Company in connection with the Plan and the issue of the Common Shares by the Company and have assumed that the Common Shares will be issued in accordance with the Plan and the resolutions authorising their issue.

It is our opinion that the Common Shares to be issued by the Company under the Plan have been duly and validly authorised, and when issued, sold and paid for in the manner described in the Plan and in accordance with the resolutions adopted by the Board of Directors of the Company (or any committee to whom the Board of Directors have delegated their powers with respect to administration of the Plan) and when appropriate entries have been made in the securities register recording the shareholders of the Company, will be legally issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto. In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act, or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Yours truly,

/s/ WeirFoulds LLP

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